Exhibit 4.14

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of U.S. Well Services, Inc. that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which securities include the Class A Common Stock (as defined below) and the Public and Private Placement Warrants (as defined below). This description also summarizes relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”). The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the DGCL, our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as amended by the Certificate of Amendment to the Certificate of Incorporation dated effective as of September 30, 2021 (the “Certificate of Amendment”), our Amended and Restated Bylaws (the “Bylaws”), our Certificate of Designations with respect to our Series A Redeemable Convertible Preferred Stock (the “Series A Certificate of Designations”), the Amended and Restated Limited Liability Company Agreement of USWS Holdings, LLC, dated as of November 9, 2018, as amended by Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of USWS Holdings, LLC, dated May 24, 2019 and Amendment No. 2 to Amended and Restated Limited Liability Company Agreement of USWS Holdings, LLC, dated April 1, 2020 (collectively, the “A&R USWS Holdings, LLC Agreement”), The Warrant Agreement, dated March 9, 2017 (the “2017 Warrant Agreement”), by and between Continental Stock Transfer & Trust Company and Matlin & Partners Acquisition Corporation, the Warrant Agreement, dated May 24, 2019 (the “2019 Warrant Agreement”), by and between Continental Stock Transfer & Trust Company and the Company, the Note Purchase Agreement, dated June 24, 2021, as amended, among U.S. Well Services, Inc., the purchasers party thereto, and Wilmington Savings Fund Society, FSB, as notes agent (the “Note Purchase Agreement”), the Warrant Agreement, dated February 28, 2022 (the “February 28 2022 Warrant Agreement”), by and between Continental Stock Transfer & Trust Company and the Company, the Warrant Agreement, dated March 1, 2022 (the “March 1 2022 Warrant Agreement”), by and between Continental Stock Transfer & Trust Company and the Company, the form of warrant agreement pursuant to which the Company issued warrants to certain investors on March 11, 2022 (the “March 11 2022 Warrant Agreement”) and the form of warrant agreement pursuant to which the Company issued warrants to H.C. Wainwright & Co., LLC (the “Placement Agent”) on March 11, 2022 in connection with our registered direct offering (the “Placement Agent Warrant Agreement”). The Certificate of Incorporation, Certificate of Amendment, Series A Certificate of Designations, Bylaws, A&R USWS Holdings, LLC Agreement, 2017 Warrant Agreement, 2019 Warrant Agreement and Note Purchase Agreement, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, the February 28 2022 Warrant Agreement and the March 1 2022 Warrant Agreement, which are filed as exhibits to the Current Report on Form 8-K filed on March 4, 2022, and the March 11 2022 Warrant Agreement and the Placement Agent Warrant Agreement, which are filed as exhibits to the Current Report on Form 8-K filed on March 11, 2022, are incorporated by reference herein. We encourage you to read the Certificate of Incorporation, Certificate of Amendment, Series A Certificate of Designations, Series B Certificate of Designations, the Certificate of Designations Amendment, Bylaws, A&R USWS Holdings, LLC Agreement, 2017 Warrant Agreement, 2019 Warrant Agreement, the Note Purchase Agreement, the February 28 2022 Warrant Agreement, the March 1 2022 Warrant Agreement, the March 11 2022 Warrant Agreement, the Placement Agent Warrant Agreement and the applicable provisions of the DGCL for additional information. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this exhibit refer solely to U.S. Well Services, Inc. and not to our subsidiaries.

Description of Capital Stock

General

The Certificate of Incorporation provides that the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is 440,000,000 shares, consisting of (a) 430,000,000 shares of common stock (the “Common Stock”), including (i) 400,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (iii) 10,000,000 shares of Class F Common Stock (the “Class F Common Stock”), and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”), including 55,000 shares of Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) and 22,050 shares of Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock”).

As of March 15, 2022, 77,093,277 shares of Class A Common Stock and 19,610 shares of Series A Preferred Stock were issued and outstanding.

During the year ended December 31, 2021, the remaining issued and outstanding 2,302,936 shares of Class B Common Stock were converted into 657,982 shares of Class A Common Stock. As of March 15, 2022, there were no shares of Class B Common Stock issued and outstanding.

During the year ended December 31, 2021, the remaining issued and outstanding 22,050 shares of Class B Preferred Stock were converted into 26,615,215 shares of Class A Common Stock. As of March 15, 2022, there were no shares of Class B Preferred Stock issued and outstanding.

All of the shares of the Class F Common Stock that were not forfeited in connection with our November 9, 2018 business combination (the “Business Combination”) with USWS Holdings, LLC, a Delaware limited liability company (“USWS Holdings”), were converted into shares of Class A Common Stock on a one-for-one basis at the closing of the Business Combination.

Class A Common Stock

Holders of the Class A Common Stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. Holders of the Class A Common Stock and holders of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Unless specified in the Certificate of Incorporation (including any certificate of designation of preferred stock) or the Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of Common Stock that are voted is required to approve any such matter voted on by the Company’s stockholders. In the case of an election of directors, where a quorum is present, a plurality of the votes cast will be sufficient to elect each director.

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Class A Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A Common Stock. The holders of the Class A Common Stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A Common Stock.

Holders of the Class A Common Stock are entitled to receive dividends from the Company when, as and if declared by the board of directors of the Company (the “Board”), subject to the consent of the holders of shares of Series A Preferred Stock.

Class B Common Stock

In connection with the Business Combination, and pursuant to the Merger and Contribution Agreement, dated as of July 13, 2018, and amended on August 9, 2018, and further amended on November 2, 2018, with MPAC Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, USWS Holdings, certain owners of equity interests in USWS Holdings (the “Blocker Companies”) and, solely for purposes described therein, the seller representative named therein, the Company issued 14,546,755 shares of Class B Common Stock to certain owners of equity interests in USWS Holdings other than the Blocker Companies (the “Non-Blocker USWS Members”). Non-Blocker USWS Members were issued units of USWS Holdings (“USWS Units”) and an equal number of shares of Class B Common Stock. The Non-Blocker USWS Members collectively own all of our outstanding shares of Class B Common Stock. While outstanding. we maintained a one-to-one ratio between the number of outstanding shares of Class B Common Stock and the number of USWS Units held by persons other than the Company, so holders of USWS Units (other than the Company) had a voting interest in the Company that is proportionate to their economic interest in USWS Holdings. Class B Common Stock represents a non-economic interest in the Company.

Shares of Class B Common Stock (i) may be issued only in connection with the issuance by USWS Holdings of a corresponding number of USWS Units and only to the person or entity to whom such USWS Units are issued and (ii) may be registered only in the name of (1) a person or entity to whom shares of Class B Common Stock are issued as described above, (2) its successors and assigns, (3) their respective permitted transferees or (4) any subsequent successors, assigns and permitted transferees. A holder of shares of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Company) only if, and only to the extent permitted by the A&R USWS Holdings, LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s USWS Units to the same transferee in compliance with the A&R USWS Holdings, LLC Agreement. Shares of Class B Common Stock (together with the same number of USWS Units) may be exchanged for shares of Class A Common Stock as provided in the A&R USWS Holdings, LLC Agreement.

Holders of shares of the Class B Common Stock will vote together as a single class with holders of shares of the Class A Common Stock on all matters properly submitted to a vote of the stockholders. In addition, holders of shares of Class B Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of the Certificate of Incorporation that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock.

Holders of Class B Common Stock will not be entitled to any dividends from the Company and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of the Class B Common Stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class B Common Stock.

As of March 15, 2022, there were no shares of Class B Common Stock issued and outstanding.

Preferred Stock

The Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have antitakeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Series A Preferred Stock

The Series A Preferred Stock ranks senior to the Class A Common Stock and Class B Common Stock with respect to distributions and upon a liquidation, winding-up or dissolution of our affairs. The Series A Preferred Stock have only specified voting rights, including with respect to the issuance or creation of senior securities, amendments to the Certificate of Incorporation that negatively impact the rights of the holders of Series A Preferred Stock and the payment of dividends on, repurchase or redemption of Class A Common Stock.

Holders of shares of Series A Preferred Stock are entitled to receive cumulative dividends, compounding quarterly and payable in arrears, from May 24, 2019 (the “Initial Closing Date”) until the second anniversary of the Initial Closing Date, at an annual rate of 12.0% on the then-applicable liquidation preference, and thereafter, 16.0% of the liquidation preference. Dividends are payable, at our option, in cash from legally available funds or in kind by increasing the liquidation preference of the outstanding Series A Preferred Stock by the amount per share of the dividend on February 24, May 24, August 24, and November 24 of each year, commencing on August 24, 2019.

We have the option, but no obligation, to redeem the Series A Preferred Stock for cash. If we notify the holders that we have elected to redeem shares of Series A Preferred Stock, the holder may instead elect to convert such shares into shares of Class A Common Stock. If the shares of Series A Preferred Stock are converting in response to a redemption notice they will net settle for a combination of cash and Class A Common Stock.

Following the first anniversary of the Initial Closing Date, each holder of Series A Preferred Stock may convert all or any portion of its shares of Series A Preferred Stock into Class A Common Stock based on the then-applicable liquidation preference, subject to anti-dilution adjustments, at any time, but not more than once per quarter, so long as any conversion is for at least $1 million based on the liquidation preference on the date of the conversion notice.

Following the third anniversary of the Initial Closing Date, we may cause the conversion of all or any portion of the Series A Preferred Stock into Class A Common Stock if (i) the closing price of the Class A Common Stock is greater than 130% of the conversion price for 20 days over any 30-day trading period; (ii) the average daily trading volume of the Class A Common Stock exceeded 250,000 for 20 days over any 30-day trading period; and (iii) we have an effective registration statement on file with the U.S. Securities and Exchange Commission covering resales of the underlying Class A Common Stock to be received upon such conversion.

Convertible Senior Notes

On June 24, 2021, we entered into a Note Purchase Agreement to issue Convertible Senior Notes. Pursuant to the Note Purchase Agreement, in June 2021 and July 2021, we issued and sold $75.0 million in principal amount of Convertible Senior Notes that are convertible at any time at the holder’s option, into shares of Class A Common Stock for cash (the “Cash Notes”). The conversion prices of the Cash Notes range from $3.43 to $4.38, subject to adjustment. In addition, in June 2021, we issued and sold $39.0 million in principal amount of Convertible Senior Notes that are convertible at any time at the holder’s option, into shares of Class A Common Stock in exchange for 30,390 shares of the Company’s Series A Preferred Stock (the “Exchange Notes” and, together with the Cash Notes, the “Equity Linked Notes”). The Exchange Notes are convertible at a conversion price of $7.00, subject to adjustment.

The Convertible Senior Notes bear interest at a rate of 16.0% per annum. Accrued and unpaid interest is calculated on the last day of each quarter, commencing September 30, 2021, and will be paid-in-kind (“PIK”) on such date by increasing the unpaid principal amount of the outstanding Convertible Senior Notes.

Each Equity Linked Note, subject to earlier conversion, is due and payable on June 5, 2026 in shares of Class A Common Stock equal to the entire outstanding and unpaid principal balance, plus any PIK interest, subject to certain limitations on the number of shares of Class A Common Stock that may be issued and which would require us to settle the conversion in payment partially in cash. The number of shares of Class A Common Stock to be issued will be based on the 20-day volume weighted average trading price of the Class A Common Stock immediately preceding the maturity date. The Equity Linked Notes are convertible at any time at the option of the holder into a number of shares of Class A Common Stock equal to the principal amount of such notes then outstanding plus PIK interest through the conversion date divided by the then applicable conversion price as described above. If we experience an event of default (as defined in the Note Purchase Agreement), which is continuing on the maturity date, then payment of principal and PIK interest shall be made in cash on any outstanding Equity Linked Notes.

Additionally, following the first anniversary of the Note Purchase Agreement, and at any time in which there are no issued and outstanding shares of Series A Preferred Stock or Series B Preferred Stock, if the 20-day volume weighted average trading price of the Class A Common Stock is greater than $7.00 for 10 trading days during any 20 consecutive trading day period, we may deliver a notice to the holder of an Equity Linked Note to convert such Equity Linked Notes at the conversion prices set forth above.

As of March 15, 2022, we had $126.9 million of principal, including PIK interest, outstanding of the Convertible Senior Notes, which are convertible into 28,791,718 shares of the Company’s Class A Common Stock at the option of the holders.

Election of Directors

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
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an affiliate of an interested stockholder; or
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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

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our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or
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on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Staggered Board; Removal of Directors. The Certificate of Incorporation divides our Board into three classes with staggered three-year terms. In addition, the Certificate of Incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Under the Certificate of Incorporation, any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office. Furthermore, the Certificate of Incorporation provides that the authorized number of directors may be changed only by the resolution of our Board. The classification of our Board and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock and the Class F Common Stock, with respect to which action may be taken by written consent. The Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of the Board, Chief Executive Officer, or the Board. In addition, the Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our Common Stock because even if the third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super-Majority Voting. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Bylaws may be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In addition, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock entitled to vote is required to amend or repeal or to adopt any provisions inconsistent certain provisions of the Certificate of Incorporation described above.

Exclusive Forum Selection. The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Although the Certificate of Incorporation contains the choice of forum provision described above, we do not expect this choice of forum provision will apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction.

Authorized but Unissued Capital Stock. Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as the Class A Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. Authorized shares may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A Common Stock or Preferred Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Description of Warrants

General

As of March 15, 2022, there were 9,994,635 Public Warrants (as defined below) outstanding and issued pursuant to the 2017 Warrant Agreement entered into in connection with our initial public offering and 9,172,782 Private Placement Warrants (as defined below) outstanding and issued in a private placement that closed simultaneously with the closing of our initial public offering. As of March 15, 2022, the Public and Private Warrants were exercisable for an aggregate of 2,738,203 shares of Class A Common Stock.

As of March 15, 2022, there were 6,222,218 Series A Warrants (as defined below) exercisable for an aggregate of 1,777,777 shares of the Class A Common Stock issued pursuant to the Purchase Agreement dated as of May 23, 2019 (the “Series A Purchase Agreement”), between the Company and the purchasers of the Series A Preferred Stock. Subject to there being shares of Series A Preferred Stock outstanding, the Company will issue an aggregate of 444,444 additional Series A Warrants on March 31, 2022, pursuant to the Series A Purchase Agreement.

As of March 15, 2022, there were 13,953,488 February 2022 Warrants (as defined below) exercisable for an aggregate of 13,953,488 shares of the Class A Common Stock issued pursuant to the February 28 2022 Warrant Agreement and the Consent and Sixth Amendment (the “Term Loan Amendment”) to the Senior Secured Term Loan Credit Agreement with CLMG Corp., as administrative agent (“Administrative Agent”) and term loan collateral agent, and the lenders party thereto.

As of March 15, 2022, there were 1,046,511 March 2022 Warrants (as defined below) exercisable for an aggregate of 1,046,511 shares of the Class A Common Stock issued pursuant to the March 1 2022 Warrant Agreement and the Term Loan Amendment.

As of March 15, 2022, there were 14,180,375 RDO Investor Warrants (as defined below) exercisable for an aggregate of 14,180,375 shares of the Class A Common Stock issued to the purchasers in our registered direct offering of Class A common stock pursuant to the March 11 2022 Warrant Agreement and the securities purchase agreement (the “Securities Purchase Agreement”) we entered with several institutional and accredited investors in connection therewith.

As of March 15, 2022, there were 992,626 Placement Agent Warrants (as defined below) exercisable for an aggregate of 992,626 shares of the Class A Common Stock issued to the Placement Agent in our registered direct offering of Class A Common Stock pursuant to the Placement Agent Warrant Agreement and the engagement letter by and between the Company and the Placement Agent, dated as of March 8, 2022.

Public Warrants and Private Placement Warrants

We issued (i) an aggregate of 32,500,000 warrants to purchase shares of the Class A Common Stock pursuant to the 2017 Warrant Agreement entered into in connection with our initial public offering (the “Public Warrants”) and (ii) an aggregate of 15,500,000 warrants to purchase shares of the Class A Common Stock issued in a private placement that closed simultaneously with the closing of our initial public offering (the “Private Placement Warrants,” and, together with the Public Warrants, the “Public and Private Placement Warrants”).

Each outstanding Public or Private Placement Warrant entitles the registered holder to purchase one-seventh of a share of the Class A Common Stock at a price of $5.75 per warrant ($40.25 per full share equivalent), subject to adjustment. The outstanding Public and Private Placement Warrants will expire on November 9, 2023, five years after the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. We may call the outstanding Public and Private Placement Warrants for redemption:

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in whole and not in part;
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at a price of $0.01 per warrant;
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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
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if, and only if, the last sale price of the Class A Common Stock equals or exceeds $84.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If we call the Public and Private Placement Warrants for redemption as described above, we will have the option to require all holders that wish to exercise Public or Private Placement Warrants to do so on a “cashless basis.” If we take advantage of this option, each holder would pay the exercise price by surrendering the Public or Private Placement Warrants for that number of shares of the Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Class A Common Stock underlying such warrants, multiplied by the difference between the exercise price of such warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public and Private Placement Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the Public and Private Placement Warrants for redemption and we do not take advantage of this option, Matlin & Partners Acquisition Sponsor LLC and its permitted transferees would still be entitled to exercise their Public or Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public or Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be redeemable by us so long as they are held by the initial holders or their permitted transferees. If holders of such Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.

The exercise price, the redemption price and number of shares of Class A Common Stock issuable on exercise of the outstanding Public and Private Placement Warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split, extraordinary dividend, or recapitalization, reorganization, merger or consolidation. However, the exercise price and number of Class A Common Stock issuable on exercise of the Public and Private Placement Warrants will not be adjusted for issuances of Class A Common Stock at a price below the warrant exercise price.

The outstanding Public and Private Placement Warrants were issued in registered form under the 2017 Warrant Agreement. The Public and Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public and Private Placement Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public or Private Placement Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public and Private Placement Warrants, each holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by our stockholders.

No outstanding Public and Private Placement Warrants will be exercisable unless at the time of exercise a prospectus relating to Class A Common Stock issuable upon exercise of the Public and Private Placement Warrants is current and available throughout the 30-day redemption period and the Class A Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.

Public and Private Placement Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares of Class A Common Stock will be issued upon exercise of the outstanding Public and Private Placement Warrants. If, upon exercise of the Public and Private Placement Warrants, a holder would be entitled to receive a fractional interest in a share of Class A Common Stock, we will, upon exercise, round up to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

Series A Warrants

On May 24, 2019, the Company issued 2,933,333 initial warrants to certain institutional investors in connection with the Series A Purchase Agreement (the "Series A Warrants"). Subject to there being shares of Series A Preferred Stock outstanding, the Company will issue additional Series A Warrants to the purchasers in quarterly installments beginning nine months after the Closing Date through March 31, 2022.

Each Series A Warrant issued pursuant to the Series A Purchase Agreement entitles the registered holder to purchase two-sevenths of a share of the Class A Common Stock stated in such warrant at a price of $7.66 per share ($26.81 per full share equivalent), subject to adjustment as discussed below, at any time commencing on the date that is six months and one day after the Initial Closing Date (the “Exercisable Date”). Series A Warrants must be exercised for a whole share. The Series A Warrants will expire on November 25, 2025, the sixth anniversary of the Exercisable Date, at 5:00 p.m., New York City time.

No Series A Warrant will be exercisable, and we will not be obligated to issue any shares to holders seeking to exercise their Series A Warrants, unless the issuance of the shares of Class A Common Stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Series A Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Series A Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Series A Warrants are convertible), other than as described above, then the Series A Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of the Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Series A Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Series A Warrants is adjusted, as described above, the Series A Warrant exercise price will be adjusted by multiplying the Series A Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Series A Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Series A Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Series A Warrants and in lieu of the shares of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Series A Warrants would have received if such holder had held a number of shares of Class A Common Stock equal to the aggregate of the shares of Class A Common Stock purchasable upon exercise of their Series A Warrants immediately prior to such event (the “Alternative Issuance”). However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Series A Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, (i) the holder of a Series A Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Series A Warrant holder had held a number of shares of Class A Common Stock equal to the aggregate of the shares of Class A Common Stock purchasable upon exercise of their Series A Warrants prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the 2019 Warrant Agreement and (ii) if we are not the issuer of the securities constituting the Alternative Issuance, then we and such issuer(s) will take such action so as to ensure the availability of Section 3(a)(9) under the Securities Act for any issuance of such securities upon the exercise of the Series A Warrants and the tacking of the “holding period” under Rule 144 under the Securities Act for the Series A Warrants to such securities. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Series A Warrant within thirty days following public disclosure of such transaction, the Series A Warrant exercise price will be reduced as specified in the 2019 Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the 2019 Warrant Agreement) of the Series A Warrant.

The Series A Warrants were issued in registered form under the 2019 Warrant Agreement. The 2019 Warrant Agreement provides that the terms of the Series A Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 75% of the then outstanding Series A Warrants issued pursuant to the Series A Purchase Agreement to make any change that adversely affects the interests of the registered holders of Series A Warrants.

The Series A Warrants may be exercised upon the surrender of the certificate evidencing such Series A Warrant on or before the expiration date at the offices of the Series A Warrant agent, with the subscription form, as set forth in the Series A Warrants, duly executed, for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Series A Warrants to be exercised, multiplied by the difference between the exercise price of the Series A Warrants per share and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the volume weighted average price of the Class A Common Stock as reported during the ten (10) trading day period ending on the second trading day prior to the date on which the notice of Series A Warrant exercise or redemption is sent.

The Series A Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Series A Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Series A Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Series A Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the Series A Warrants. If, upon exercise of the Series A Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Series A Warrant holder.

February 2022 Warrants and March 2022 Warrants

On February 28, 2022, the Company issued 13,953,488 warrants to certain of the lenders making Term C loans pursuant to the Term Loan Amendment (the “February 2022 Warrants”) and on March 1, 2022 the Company issued 1,046,511 to certain of the lenders making Term C loans pursuant to the Term Loan Amendment (the “March 2022 Warrants” and, together with the February 2022 Warrants, the “Term C Loan Warrants”).

Each February 2022 Warrant entitles the registered holder to purchase one share of the Class A Common Stock stated in such warrant at a price of $1.10 per share, subject to adjustment as discussed below, and must be exercised for a whole share. The February 2022 Warrants will expire on February 28, 2028, the sixth anniversary of their issuance.

Each March 2022 Warrant entitles the registered holder to purchase one share of the Class A Common Stock stated in such warrant at a price of $1.29 per share, subject to adjustment as discussed below, and must be exercised for a whole share. The March 2022 Warrants will expire on March 1, 2028, the sixth anniversary of their issuance.

No Term C Loan Warrant will be exercisable, and we will not be obligated to issue any shares to holders seeking to exercise their Term C Loan Warrants, unless the issuance of the shares of Class A Common Stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Term C Loan Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Term C Loan Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Term C Loan Warrants are convertible), other than as described above, then the Term C Loan Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of the Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Term C Loan Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Term C Loan Warrants is adjusted, as described above, the Term C Loan Warrant exercise price will be adjusted by multiplying the Series A Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Term C Loan Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Term C Loan Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Term C Loan Warrants and in lieu of the shares of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Term C Loan Warrants would have received if such holder had held a number of shares of Class A Common Stock equal to the aggregate of the shares of Class A Common Stock purchasable upon exercise of their Term C Loan Warrants immediately prior to such event (the “Alternative Issuance”). However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Term C Loan Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Series A Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the February 28 2022 Warrant Agreement and March 1 2022 Warrant Agreement, as applicable, based on the per share consideration minus Black-Scholes Warrant Value of the applicable Term C Loan Warrant, as set forth in the February 28 2022 Warrant Agreement and March 1 2022 Warrant Agreement, as applicable.

The Term C Loan Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Term C Loan Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Term C Loan Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Term C Loan Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the Term C Loan Warrants. If, upon exercise of the Term C Loan Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Term C Loan Warrant holder.

RDO Investor Warrants and Placement Agent Warrants

On March 11, 2022, the Company issued 14,180,375 warrants to purchase up to 14,180,375 shares of Class A Common Stock to several institutional and accredited investors in connection with the Securities Purchase Agreement (the “RDO Investor Warrants”). Subject to certain ownership limitations, the RDO Investor Warrants are immediately exercisable upon issuance at an exercise price equal to $1.763 per share of Class A Common Stock, subject to adjustments as provided under the terms of the RDO Investor Warrants. The RDO Investor Warrants are exercisable for three and one-half years from the initial exercise date.

On March 11, 2022, the Company issued 992,626 warrants to purchase up to 992,626 shares of Class A Common Stock to the Placement Agent (the “Placement Agent Warrants”), pursuant to the terms of the Engagement Agreement. Subject to certain ownership limitations, the Placement Agent Warrants are immediately exercisable upon issuance at an exercise price equal to $ 2.2038 per share of Class A Common Stock, subject to adjustments as provided under the terms of the Placement Agent Warrants. The Placement Agent Warrants are exercisable for three and one-half years from the initial exercise date.

The holders of the RDO Investor Warrants and the Placement Agent Warrants do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their RDO Investor Warrants or the Placement Agent Warrants, as applicable, and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the RDO Investor Warrants or the Placement Agent Warrants, as applicable, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.